EXHIBIT 5.1

OPINION OF BYBEL RUTLEDGE LLP

April 6, 2009

Board of Directors
Harleysville National Corporation
483 Main Street
Harleysville, PA  19483

RE:           Harleysville National Corporation
            Registration Statement on Form S-3
            Dividend Reinvestment and Stock Purchase Plan
            Our File No.: 46-034

Ladies and Gentlemen:

    We have acted as Special Corporate Counsel to Harleysville National  Corporation, a Pennsylvania business corporation (the “Corporation”) in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) pertaining to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) for the registration of 2,000,000 shares of common stock, par value $1.00 per share, to be filed with the U.S. Securities & Exchange Commission for issuance under the Corporation’s Plan.

    In connection with the Registration Statement, we have examined the following documents:

·	The Corporation’s Articles of Incorporation, as amended and restated;
·	The Corporation’s amended and restated Bylaws;
·	Resolutions adopted by the Corporation’s Board of Directors relating to the Registration Statement as certified by the Secretary of the Corporation;
·	The Plan; and
·	The Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof.  As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors
Harleysville National Corporation
April 6, 2009

On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, par value $1.00 per share, issuable under the Plan, when issued in accordance with the terms, conditions and provisions of the Plan and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

    We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-3 and to the reference to our firm appearing in the prospectus filed as part of the Registration Statement, filed by the Corporation with the U.S. Securities & Exchange Commission relating to the Plan, as well as to any amendments or supplements thereto.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

                                                        /s/ BYBEL RUTLEDGE LLP

                                                BYBEL RUTLEDGE LLP